Exhibit 99.1

Bassett Furniture Industries, Inc. P.O. Box 626 Bassett, VA 24055

Contacts:

J. Michael Daniel

Senior Vice President and

Chief Financial Officer

(276) 629-6000 – Investors

 mdaniel@bassettfurniture.com

Peter D. Morrison

Vice President of Communications

(276) 629-6450 – Media

For immediate release

Bassett Reports Fiscal Third Quarter Results

(Bassett, Va.) – September 30, 2026 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) reported today its results of operations for its third quarter ended August 29, 2026.

Q3 Consolidated Business Highlights: [FY 26 vs. FY 25, unless otherwise specified]

●	Revenues increased 3.4% over the prior year quarter.
●

Received $2.8 million in tariff refunds from U.S. Customs and Border Protection as a result of the U.S. Supreme Court’s February 2026 decision invalidating the tariffs imposed by the President in 2025 under The International Emergency Economic Powers Act of 1977 ("IEEPA"). Of this amount, $1.0 million was recorded as an increase in gross profit for the quarter, with additional amounts to be recorded primarily in the fourth quarter of 2026. Tariff costs are capitalized into inventory at the time they are incurred and subsequently recorded in the income statement when those goods are sold to a third party. The high tariff costs recognized in the quarter were substantially offset by the refund income that the Company recorded. Bassett imports less than 25% of its products.

●	Operating income was $2.8 million or 3.4% of sales as compared to operating income of $0.6 million or 0.7% of sales for the prior year quarter.
●

Gross margin of 57.5% represented a 130-basis point increase over the prior year due primarily to higher margins in the wholesale business from the previously discussed IEEPA tariff refund, partially offset by lower margins in the retail business.

●	Selling, general and administrative (SG&A) expenses excluding new store pre-opening costs, were 53.9% of sales, 150 basis points lower than the prior year.
●	Diluted earnings per share were $0.24 compared to $0.09 per share in the prior year period.
●	Generated $6.1 million of cash from operating activities for the quarter.

Fiscal 2026 Third Quarter Overview

(Dollars in millions)

	Sales				Operating Income (Loss)
	3rd Quarter		Dollar	%	3rd Quarter	% of	3rd Quarter	% of
	2026	2025	Change	Change	2026	Sales	2025	Sales
Consolidated (1)	$82.8	$80.1	$2.7	3.4%	$2.8	3.4%	$0.6	0.7%

Wholesale	$53.7	$50.8	$2.9	5.7%	$9.3	17.3%	$8.1	15.9%

Retail	$54.2	$51.9	$2.3	4.5%	$(0.3)	-0.6%	$(0.3)	-0.6%

Corporate & Other (2)	$-	$-	$-	N/A	$(6.6)	N/A	$(7.4)	N/A

(1)

Our consolidated results for the quarter include certain intercompany eliminations. See Table 4, "Segment Information" below for an illustration of the effects of these items on our consolidated sales and operating income.

(2)	Corporate and Other includes the shared Corporate costs that are benefiting both the Wholesale and Retail segments.

Comments from Rob Spilman, Bassett Chairman and CEO

“We are pleased to report a 3.4% increase in consolidated revenue bolstered by increases in both retail and wholesale sales. Operating profit showed nice improvement thanks to sales increases in key product categories, improved expense control, and tariff refunds that offset tariff costs that were embedded in our balance sheet. SG&A expenses as a percentage of sales, excluding new store pre-opening costs associated with the Orlando store planned to open this week, decreased 150 basis points.

Written retail sales increased 4.4%, continuing the positive momentum from the second quarter in spite of one less week of the Labor Day promotion in the quarter compared to last year. We were especially pleased that for the full four-week Labor Day promotion, written sales increased 9% over last year, which kicked off a good start to the fourth quarter. Wholesale orders were up nicely, showing a 7.9% increase. All wholesale channels showed a sales increase, with the Lane Venture brand up almost 29%.

Our marketing team continues to optimize various activities to improve the omni-channel experience. We had excellent response to our 84-page fall catalog. We’ve improved the navigation and visual presentation of our products on the website. Continuing the trend of double-digit increases in the past two years, e-commerce written sales were up 48% this quarter.

We are very excited to debut our new 44,000-square-foot showroom at the High Point Market on October 15th. This significant investment showcases the style and relevance of the Bassett brand, and our goal is to grow our business across all channels by inspiring customers with a broad range of new products. Key among them is a new collection created in partnership with Birmingham-based interior decorator and textile designer Heather Chadduck, featuring 30 furniture pieces in five finishes and 70 in-line fabrics that she personally curated.

Looking forward, we’re continuing to execute our plan that is focused on growing sales and profitability, as well as improving operating efficiency. We plan to be more aggressive on Black Friday promotions to drive traffic at retail and via the website. As for challenges, housing slowness and even higher mortgage rates remain a drag on our industry. We’re watching the impact of global issues on our business and are optimistic that we can effectively manage through these challenges in the fourth quarter.”

Conference Call and Webcast

The Company will hold a conference call to discuss its quarterly results on October 1, 2026, at 9:00 am ET. The public is invited to listen to the conference call by webcast, accessible through the Company’s investor relations website, https://investors.bassettfurniture.com/. Participants can also listen to the conference call via https://edge.media-server.com/mmc/p/rre7zxb2/. A replay and transcript of the conference call will be available on demand on the investor relations site.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ: BSET) is a leading provider of high-quality home furnishings with a wide range of distribution types. Bassett sales approximately 60% of its products through its network of 87 company- and licensee-owned stores which feature the latest on-trend furniture styles, the Company’s capabilities in custom furniture design and manufacturing, free in-home design visits, and coordinated decorating accessories in a professional and friendly environment. Bassett also has a significant traditional wholesale business with more than 1,000 open market accounts. Most of the open market sales are through Bassett Design Centers and Bassett Custom Studios which function as a store within a multi-line store featuring the Company’s custom furniture capabilities. The wholesale business, including the Lane Venture outdoor brand, also services general furniture stores and a growing number of interior design firms. Bassett products are also directly available to consumers at www.bassettfurniture.com. (BSET-E)

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the third fiscal quarter of 2026, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward-looking statements. Expectations included in the forward-looking statements are based on preliminary information, as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

Table 1
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income - unaudited
(In thousands, except for per share data)

	Quarter Ended				Nine Months Ended
	August 29, 2026		August 30, 2025		August 29, 2026		August 30, 2025
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$82,838	100.0%	$80,103	100.0%	$246,931	100.0%	$246,613	100.0%
Cost of goods sold	35,222	42.5%	35,109	43.8%	106,803	43.3%	107,880	43.7%
Gross profit	47,616	57.5%	44,994	56.2%	140,128	56.7%	138,733	56.3%

Selling, general and administrative expenses	44,690	53.9%	44,401	55.4%	133,234	54.0%	133,188	54.0%
New store preopening costs	144	0.2%	-	0.0%	712	0.3%	-	0.0%
Income from operations	2,782	3.4%	593	0.7%	6,182	2.5%	5,545	2.2%

Interest income	480	0.6%	472	0.6%	1,479	0.6%	1,552	0.6%
Other income (loss), net	(375)	-0.5%	30	0.0%	(480)	-0.2%	(851)	-0.3%
Income before income taxes	2,887	3.5%	1,095	1.4%	7,181	2.9%	6,246	2.5%

Income tax expense	786	0.9%	294	0.4%	1,925	0.8%	1,673	0.7%
Net income	$2,101	2.5%	$801	1.0%	5,256	2.1%	4,573	1.9%

Basic and diluted earnings per share	$0.24		$0.09		$0.61		$0.53

Table 2
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	August 29, 2026	November 29, 2025
Assets
Current assets
Cash and cash equivalents	$35,372	$41,277
Short-term investments	18,023	17,963
Accounts receivable, net	14,273	14,410
Inventories, net	59,279	61,790
Recoverable income taxes	424	2,878
Other current assets	7,899	7,224
Total current assets	135,270	145,542

Property and equipment, net	73,441	73,175

Other long-term assets
Deferred income taxes, net	6,267	5,979
Goodwill	7,664	7,217
Intangible assets	6,867	6,910
Right of use assets under operating leases	73,194	76,727
Other	9,438	8,269
Total long-term assets	103,430	105,102
Total assets	$312,141	$323,819

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$12,461	$14,739
Accrued compensation and benefits	6,878	10,227
Customer deposits	23,848	24,969
Current portion of operating lease obligations	17,661	19,299
Other accrued expenses	8,515	7,750
Total current liabilities	69,363	76,984

Long-term liabilities
Post employment benefit obligations	12,238	11,379
Long-term portion of operating lease obligations	65,052	69,353
Other long-term liabilities	560	996
Total long-term liabilities	77,850	81,728

Stockholders’ equity
Common stock	43,198	43,256
Retained earnings	120,982	121,128
Additional paid-in-capital	56	-
Accumulated other comprehensive income	692	723
Total stockholders' equity	164,928	165,107
Total liabilities and stockholders’ equity	$312,141	$323,819

Table 3
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - unaudited
(In thousands)

	Nine Months Ended
	August 29, 2026	August 30, 2025
Operating activities:
Net income	$5,256	$4,573
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,747	6,626
Deferred income taxes	(288)	1,307
Other, net	509	841
Changes in operating assets and liabilities:
Accounts receivable	137	46
Inventories	2,581	(6,494)
Recoverable income taxes and other current assets	1,779	1,690
Right of use assets under operating leases	12,769	12,768
Customer deposits	(1,143)	(2,593)
Accounts payable and other liabilities	(5,243)	393
Obligations under operating leases	(15,091)	(13,431)
Net provided by operating activities	8,013	5,726

Investing activities:
Purchases of property and equipment	(6,875)	(3,737)
Cash paid for licensee acquisition	(470)	-
Other	(621)	(408)
Net cash used in investing activities	(7,966)	(4,145)

Financing activities:
Cash dividends	(5,179)	(5,210)
Issuance of common stock	265	249
Repurchases of common stock	(779)	(1,522)
Taxes paid related to net share settlement of equity awards	(76)	(136)
Repayments of finance lease obligations	(183)	(100)
Net cash used in financing activities	(5,952)	(6,719)
Change in cash and cash equivalents	(5,905)	(5,138)
Cash and cash equivalents - beginning of period	41,277	39,551
Cash and cash equivalents - end of period	$35,372	$34,413

Table 4
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - unaudited
(In thousands)

	Quarter Ended		Nine Months Ended
	August 29, 2026	August 30, 2025	August 29, 2026	August 30, 2025
Sales Revenue
Wholesale sales	$53,692	$50,787	$159,800	$157,943
Less: Sales to retail segment	(25,089)	(22,575)	(75,196)	(70,747)
Wholesale sales to external customers	28,603	28,212	84,604	87,196
Retail sales	54,235	51,891	162,327	159,417
Consolidated net sales	$82,838	$80,103	$246,931	$246,613

Income (Loss) before Income Taxes
Income (Loss) from Operations
Wholesale	$9,317	$8,055	$25,940	$25,030
Retail excluding new store pre-opening costs	(109)	(333)	(906)	101
New store pre-opening costs	(144)	-	(712)	-
Corporate and other (1)	(6,620)	(7,419)	(18,797)	(20,166)
Inter-company elimination	338	290	657	580
Consolidated income from operations	2,782	593	6,182	5,545

Interest income	480	472	1,479	1,552
Other income (loss), net	(375)	30	(480)	(851)
Consolidated income before income taxes	$2,887	$1,095	$7,181	$6,246

(1)	Corporate and Other includes the shared Corporate costs that are benefiting both the Wholesale and Retail segments.